U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

____________________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
 December 15, 2011

GREATBATCH, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16137	16-1531026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10000 Wehrle Drive, Clarence, New York		14031
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (716) 759-5600

Not Applicable
(Former name or former address, if changed since last report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

⃞	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240 14a-12).

⃞	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

⃞	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As set forth in Item 8.01 below, in connection with the acquisition of Micro Power Electronics, Inc. (“Micro Power”), on December 15, 2011 Greatbatch borrowed $45 million under its existing revolving line of credit. While outstanding, the borrowing will bear interest, at the Company’s option, based upon the current prime rate or the LIBOR rate plus a margin that varies with Greatbatch’s total leverage ratio. If interest is paid based upon the prime rate, the applicable margin is between 0.0% and 1.0%. If interest is paid based upon the LIBOR rate, the applicable margin is between 1.5% and 3.0%. The foregoing description of Greatbatch’s revolving line of credit is qualified by reference to the complete copy of the Credit Agreement filed as exhibit 10.1 to Greatbatch’s Form 8-K filed with the Securities and Exchange Commission on June 29, 2011.

Item 8.01. Other Events.

On December 15, 2011 Electrochem Solutions, Inc. (“Electrochem”) issued a press release, a copy of which is attached hereto as Exhibit 99.1, announcing the completion of its acquisition of Micro Power pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of December 9, 2011.  Under the terms of the Merger Agreement, Electrochem acquired all of the outstanding shares of Micro Power for $60 million in cash and assumed debt and certain transaction-related payments and expenses.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

99.1      Press Release dated December 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 15, 2011	GREATBATCH, INC.

By: /s/ Thomas J. Mazza
Thomas J. Mazza
Senior Vice President & Chief Financial Officer